Exhibit 99

VOLUNTEER BANCORP, INC.

AUDIT COMMITTEE CHARTER

The Board of Directors of Volunteer Bancorp, Inc. (“Volunteer” or the “Company”) establishes an Audit Committee (the “Committee”) with authority, responsibility and specific duties as described below.

Purpose

The Committee’s purpose shall be to provide oversight to:

•	The integrity of the Company’s financial statements;

•	The Company’s compliance with legal and regulatory requirements;

•	The independent auditor’s qualifications and independence; and

•	The performance of the Company’s internal audit function and independent auditors.

Authority

The Audit Committee may be requested by the Board to investigate any activity of the Company and all employees are directed to cooperate as requested by members of the Committee. The Committee is empowered to retain persons having special competence as necessary to assist the committee in fulfilling its responsibility.

The committee views the independent auditors, internal audit, information systems audit, and loan review as important resources. To this end, the Audit Committee should concur in the appointment or removal of the independent auditors, internal auditors and Loan Review.

To the extent necessary to fulfill its primary responsibilities, the committee will also communicate with the corporate legal counsel, the accounting department, credit administration and others, as it deems necessary.

Composition

The committee shall be comprised of a minimum of three outside directors who are independent of management and are free of any relationship that, in the opinion of the Board of Directors (the “Board’) meets the requirements of the Securities and Exchange Commission (“SEC”). The determination of independence will be made in accordance with the provisions of Section 10(A) of the Securities Act of 1934, and any other requirements as may be promulgated from time to time by those regulatory agencies other authorities applicable to the governance of the Company.

The Committee will seek to have at least one member of the Audit Committee who is considered to be a “financial expert”. The Board of Directors will determine whether or not the Committee has a “financial expert” and identify who qualifies. To be defined a “financial expert” this individual will have met the following attributes, as defined by the SEC:

•	An understanding of generally accepted accounting principles and financial statements;

•	The ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

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Experience preparing, auditing, analyzing or evaluating financial statements that preset a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the registrant’s financial statements, or experience actively supervising one or more persons engaged in such activities;

•	An understanding of internal controls and procedures for financial reporting; and

•	An understanding of Audit Committee functions.

The attributes set forth above will have been met through at least one of the following means, as defined by the SEC:

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Education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions;

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Experience actively supervising a principal financial officer, principal accounting offer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions;

•	Experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or

•	Other relevant experience.

The individual designated by the Board as the Audit Committee’s financial expert must be disclosed by name in the Company’s Form 10-K (or annual proxy statement) as required by the SEC regulations. If the Board determines they do not have an individual to meet the definition of Financial Expert, they must likewise disclose they do not have an Audit Committee Financial expert. An explanation must be made as to why they do not have such an expert. As stated below, the Audit Committee will be responsible for ensuring Company management has appropriately complied with SEC requirements.

One of the members shall be appointed committee chairman by the Chairman of the Board. The members of the Audit Committee will be appointed annually by majority vote of the Board.

Responsibility

The Audit Committee shall assist the Board of Directors in its oversight of the Company’s financial reporting, accounting and internal controls. Members of the Audit Committee must be able to read and understand the Company’s financial statements as presented to be able to carry through their responsibility to the Board in fulfilling their fiduciary responsibility to the shareholders and investment community related to accounting and reporting practices, the quality and integrity of financial reports; the quality and effective administration of loan and deposit portfolios; and ensure adequate internal controls are in force to mitigate risk for the Company

It is recognized that the Audit Committee members must be able to rely on the information provided to them by management and those that are independent of management (i.e., External Audit, Internal Audit and Loan Review). As mentioned under “Authority”, the Audit Committee has the right to retain persons, having special competence, as necessary to fulfill their responsibilities.

The Audit Committee shall be responsible for the oversight of the following areas related to financial reporting, disclosures and internal controls:

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The Committee shall review all financial documents (including any off balance sheet transactions) and filings with the SEC and determine that the reports based on their knowledge accurately reflect the Company’s position of the period and there are no untrue statements;

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The Committee shall review all financial documents and filing with the SEC to ensure all information is fairly presented in all material aspects of financial condition, results of operations and cash flows;

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The Committee shall ensure and approve members of management, or a disclosure committee, are responsible for establishing and maintaining disclosure controls and procedures. Through these disclosure controls, the Committee should be made aware of any material information during the period the report is prepared;

•	The Committee shall review management’s, or the disclosure committee’s, conclusions as to the effectiveness of the disclosure controls and procedures and form own evaluation;

•	The Committee shall ensure a reporting process is in place to alert them to all significant deficiencies in the design or operation of internal controls which could adversely affect the ability to record, process, summarize and report financial data;

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The Committee shall ensure a reporting process is in place to alert them to any fraud, material or immaterial, that involves management or other employees who have a significant role in the internal controls;

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The Committee shall ensure a reporting process is in place to alert them to any significant changes in internal controls or other factors that could significantly affect internal controls subsequent to their last evaluation;

•	The Committee shall see that management has established and maintained processes to assure that an adequate system of internal controls is in place and functioning as designed within the Company;

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The Committee shall see that management has established and maintained processes to assure compliance with all applicable laws, regulations and corporate policies, In doing so, the Audit Committee will be responsible for handling relations and meeting periodically with the independent external auditing firm, internal audit function, and loan review function; and

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The Committee shall be responsible for establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters;

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The Committee shall be responsible for establishing procedures for the confidential, anonymous submission by employees of the Company any concerns regarding questionable accounting or auditing matters and that no retaliation will be allow to occur against anyone who reports potential fraud or a complaint in good faith;

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The Committee will ensure that its members receive an appropriate degree of education and training in order to maintain an adequate level of expertise necessary to discharge their responsibilities on an ongoing basis.

The Committee is to be the Board’s principal agent in ensuring the independence of the Company’s independent external auditors, internal auditor function, information systems auditor function, loan review function, the integrity of management, and the adequacy of disclosures to stockholders. It is the intention of the Board to adhere to the Securities and Exchange Commissions’ (“SEC”) rules regarding Audit Committee independence and responsibility.

Independent External Auditor

The Audit Committee shall have the authority and responsibility to appoint or replace the Company’s external auditor. The external auditor shall be responsible for reporting the rotation of partners (per the time frame defined by the SEC) to the Committee; however, the Committee is responsible for ensuring the external auditor complies with applicable regulations. At the time of appointment, and ongoing as applicable, the Committee shall review the external auditor’s independence, credentials, knowledge and expertise. The Committee will approve the external auditor’s fee and anticipated services. The Committee will approve any non-audit services the external auditor’s may provide to ensure it will not impair their independence or conflict with their responsibility for the integrity of the financials. Management should report all service fees of the external auditor to the Audit Committee for their review.

The Audit Committee should review the external auditor plan and results of the quarterly financial statement review and annual financial statement audit with the external auditor and management, as deemed appropriate. The Committee should inquire as to the external auditor’s assessment of the quality of the Company’s accounting function, level of compliance with disclosure relating to regulatory requirements, significant deficiencies, material weaknesses, or any other reportable conditions. Time should be allotted for the Committee to meet with the external auditor without nay members of management present.

The Company may not hire any employee or affiliate of the external auditor without approval from the Audit Committee. Any employee or affiliate of the external auditor who participated in the Company’s audit in any capacity within one year may not be hired to serve the Company as Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller, or any other position of equivalency.

Internal audit, Information Systems Audit, and Loan Review

The Audit Committee should review the annual plans for internal audit, information systems audit, and loan review. These plans should be coordinated with each other and the independent auditor to avoid duplication and unnecessary costs to the Company.

The Audit Committee shall meet with internal audit as least three times per year to review and monitor the plans, approve any changes to the plan, review periodic report, and any outstanding comments from previous reports. Time should be allotted at each meeting for the Committee to meet with internal audit without members of management present.

At least annually, the Audit Committee shall review the effectiveness of these functions and make changes to the plans to ensure specific objectives are being met.

Frequency of Meetings

The Audit Committee shall meet as often as deemed necessary in order to fulfill its responsibilities, but not less than three times per year.

Attendance at Meetings

In addition to the members of the Audit Committee, the chairman of the Audit Committee may request members of management, the internal auditors and representatives of the independent auditors be present at meeting of the committee, as deemed appropriate.

Committee Communications

Minutes of each meeting shall be prepared with copies to be provided to members of the committee and made available to management, the external auditors, internal auditors and regulatory examiners.

The Chairman of the Audit Committee shall make a report to the Board on the results of each meeting of the Audit Committee.